File Number: 811-

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                    FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     Great American Reserve Variable Annuity Account G

Address of Principal Business Office:
     11825 N. Pennsylvania Street
     Carmel, Indiana 46032

Telephone Number:  (317) 817-3700

Name and Address of Agent for Service of Process:

     Lawrence W. Inlow
     Great American Reserve Insurance Company
     11825 N. Pennsylvania Street
     Carmel, Indiana 46032

Check Appropriate Box:

     Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
[X] Yes     [   ] No

                                  SIGNATURES

       Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Carmel and State of Indiana on the 18th day of January, 1996.

SIGNATURE:       GREAT AMERICAN RESERVE VARIABLE ANNUITY ACCOUNT G
                 --------------------------------------------------
                              (Name of Registrant)

            By:  GREAT AMERICAN RESERVE INSURANCE COMPANY


            By: /s/ LYNN C.  TYSON
                ___________________________________________________
                    President


ATTEST:

            By: /s/ LAWRENCE W.  INLOW
                ___________________________________________________
                    Secretary